Exhibit (a)(1)(D)

OPTION EXCHANGE—ELECTION FORM

THIS OFFER AND YOUR WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 P.M., EASTERN TIME, ON THURSDAY, SEPTEMBER 7, 2023, UNLESS EXTENDED

Before completing and signing this Election Form, we encourage you to read the documents that make up this tender offer, including (1) the Offer to Exchange Eligible Options for New Options, dated August 10, 2023, filed with the U.S. Securities and Exchange Commission and separately delivered to you by email from HOOKIPA Pharma Inc. (“HOOKIPA”), describing the terms of the Exchange Offer (the “Offer Documents”); (2) the email from HOOKIPA on August 10, 2023 announcing the commencement of the Exchange Offer; and (3) this Election Form. The Exchange Offer is subject to the terms set forth in the Offer Documents, as they may be amended from time to time. The Exchange Offer expires at 11:59 p.m., Eastern Time, on Thursday, September 7, 2023, unless extended. All capitalized terms used in this Election Form but not defined herein shall have the meanings given in the Offer Documents.

PLEASE CAREFULLY REVIEW AND FOLLOW THE INSTRUCTIONS BELOW.

If you wish to participate in the Exchange Offer with respect an Eligible Option, please select “Yes, exchange Eligible Option(s) for New Option(s) as indicated below.” Select “Yes” next to each applicable grant in order to tender such Eligible Option in exchange for the grant of New Option(s) under the terms of the Exchange Offer. Each Eligible Option you elect to tender for exchange must be tendered in whole. If you select “No” under “Exchange Eligible Options for New Options?”, such Eligible Option will remain outstanding subject to its original terms, and no New Option will be granted to you in exchange for such Eligible Option.

If you wish to reject the Exchange Offer and retain all of your Eligible Options, please select “No, reject the Exchange Offer and retain all Eligible Options.”

Please sign this form via DocuSign by 11:59 p.m., Eastern Time, on Thursday, September 7, 2023, unless the Expiration Time for the Exchange Offer is extended. If you make no election, or do not return this Election Form before the Expiration Time, you will retain your Eligible Option(s) subject to their original terms, and no New Options will be granted to you.

Name:

o No, reject the Exchange Offer and retain all Eligible Options

o Yes, exchange Eligible Option(s) for New Option(s) as indicated below:

ELIGIBLE OPTIONS*				NEW OPTIONS		Exchange
Grant Date	Grant Name	Exercise Price	Outstanding Options	Ratio	New Options	Eligible Options for New Options?
						o Yes	o No
						o Yes	o No
						o Yes	o No
						o Yes	o No
						o Yes	o No
						o Yes	o No

* You may obtain other parameters of your eligible grants by logging into the ShareWorks system.

350 Fifth Avenue, 72nd Floor, Suite 7240 New York, NY 10118	Confidential	www.hookipapharma.com +43 1 890 63 60

Eligible Options that you elect to exchange will be cancelled and exchanged in the Exchange Offer. We will provide you with a written confirmation of the cancellation of any such options along with a stock option agreement for your New Options shortly following the grant of your New Options.

New Options grants that you receive in the exchange will vest (i) on the first anniversary of the date the New Option is granted with respect to vested options that are exchanged, and (ii) in 12 equal quarterly installments starting on the date the New Option is granted and ending on the third anniversary of the date the New Option is granted with respect to unvested options that are exchanged), subject to the Eligible Employee’s continuous service with HOOKIPA and other relevant terms and conditions of the 2019 Plan.

350 Fifth Avenue, 72nd Floor, Suite 7240 New York, NY 10118	Confidential	www.hookipapharma.com +43 1 890 63 60

YOUR SIGNATURE AND SUBMISSION OF THIS ELECTION FORM INDICATES THAT YOU AGREE TO ALL TERMS OF THE EXCHANGE OFFER AS SET FORTH IN THE OFFER DOCUMENTS, AS WELL AS THE AGREEMENT TO THE TERMS OF THE ELECTION ATTACHED HERETO.

You may change your election by submitting a new properly completed and signed Election Form prior to the expiration time, which is 11:59 p.m., Eastern Time, on Thursday, September 7, 2023, unless extended. The last valid election submitted to HOOKIPA prior to the expiration of the Exchange Offer shall be effective and supersede any prior Election Forms you submit.

Employee Name:	Employee Signature:

Date Signed:

350 Fifth Avenue, 72nd Floor, Suite 7240 New York, NY 10118	Confidential	www.hookipapharma.com +43 1 890 63 60

HOOKIPA PHARMA INC.

TERMS OF ELECTION

BY PARTICIPATING, YOU AGREE TO ALL TERMS OF THE OFFER TO EXCHANGE (THE “EXCHANGE OFFER”) AS SET FORTH IN THE “OFFER TO EXCHANGE ELIGIBLE OPTIONS FOR NEW OPTIONS”, DATED AUGUST 10, 2023 (AS IT MAY BE AMENDED FROM TIME TO TIME, THE “EXCHANGE OFFER”).

All capitalized terms used in this Terms of Election but not defined herein shall have the meanings given in the Exchange Offer. References in this Election Form to “HOOKIPA,” “we,” “us,” “our” and “ours” mean HOOKIPA PHARMA Inc. and its affiliates.

Expiration Date. The Exchange Offer and any rights to exchange your Eligible Options, withdraw an election you previously made or change an election you previously made will expire at 11:59 p.m., Eastern Time, on September 7, 2023 (or on a later date if we extend the Exchange Offer) (the “Expiration Date”).

Delivery of Election Form. If you intend to tender your Eligible Options under the Exchange Offer, you must complete, sign and date a copy of this Election Form and return it to HOOKIPA by email at legal@hookipapharma.com, so that HOOKIPA receives it before 11:59 p.m., Eastern Time, on the Expiration Date. Any Election Form received after that time will not be accepted.

By electing to exchange your Eligible Options, you understand and agree to all of the following:

1. I hereby agree to tender my Eligible Options identified in this Election Form for New Options as determined in accordance with the Exchange Offer on the terms of the offer as set forth in the Exchange Offer of which I hereby acknowledge receipt. Each of my Eligible Options tendered hereby will be cancelled following the expiration of the Exchange Offer at 11:59 p.m., Eastern Time, on September 7, 2023 or, if the Exchange Offer is extended, on the extended offer Expiration Date. Any New Options will be granted to me on or promptly after the offer Expiration Date, in accordance with the terms of the Exchange Offer.

2. The Exchange Offer is currently set to expire at 11:59 p.m., Eastern Time, on September 7, 2023, unless HOOKIPA, in its discretion, extends the period of time during which the Exchange Offer will remain open.

3. If I cease to be an active employee of HOOKIPA before the expiration of the Exchange Offer and also through the time and date on which the New Options are granted, I will not receive any New Options. Instead, I will keep my current Eligible Options and they can be exercised or will expire in accordance with their terms.

4. Until 11:59 p.m., Eastern Time, on September 7, 2023, or if the Exchange Offer is extended, the extended offer Expiration Date, I will have the right to withdraw or change the election that I have made with respect to my Eligible Options identified on the Notice of Acceptance. HOWEVER, AFTER THAT TIME I WILL HAVE NO ABILITY TO CHANGE MY ELECTION. The last properly submitted election received by HOOKIPA prior to the expiration of the Exchange Offer shall be binding. Until the Exchange Offer period closes at 11:59 p.m., Eastern Time, on September 7, 2023, or if the Exchange Offer is extended, the extended offer Expiration Date, I may withdraw my tendered Eligible Options at any time.

5. The tender of my Eligible Options will constitute my acceptance of all of the terms and conditions of the Exchange Offer. Acceptance by HOOKIPA of my Eligible Options tendered pursuant to the Exchange Offer will constitute a binding agreement between HOOKIPA and me upon the terms and subject to the conditions of the Exchange Offer.

6. I am the registered holder of the Eligible Options tendered hereby, and my name and other information appearing on the election are true and correct.

7. I am not required to tender any of my Eligible Options pursuant to the Exchange Offer.

8. HOOKIPA AND/OR ANY INDEPENDENT FIRMS HIRED WITH RESPECT TO THE EXCHANGE OFFER CANNOT GIVE ME LEGAL, TAX OR INVESTMENT ADVICE WITH RESPECT TO THE EXCHANGE OFFER AND I HAVE BEEN ADVISED TO CONSULT WITH MY PERSONAL LEGAL COUNSEL, ACCOUNTANT, FINANCIAL, AND TAX ADVISORS AS TO THE CONSEQUENCES OF PARTICIPATING OR NOT PARTICIPATING IN THE EXCHANGE OFFER.

9. Under certain circumstances set forth in the Exchange Offer, HOOKIPA may terminate or amend the Exchange Offer and postpone its acceptance of the Eligible Options I have elected to exchange. Should the Eligible Options tendered herewith not be accepted for exchange, such Eligible Options shall continue to be governed by their existing terms and conditions.

10. I understand that no claim or entitlement to compensation or damages shall arise from forfeiture of the right to participate in the Exchange Offer resulting from termination of my employment or service with HOOKIPA (for any reason whatsoever and whether or not in breach of local labor laws), and I irrevocably release HOOKIPA and its subsidiaries from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, I shall be deemed irrevocably to have waived my entitlement to pursue such claim.

11. Regardless of any action that HOOKIPA or its subsidiaries takes with respect to any or all income tax, social insurance, payroll tax, fringe benefits, payment on account or other tax-related withholding related to the Exchange Offer and the New Options (“Tax-Related Items”), I understand that the ultimate liability for all Tax-Related Items is and remains my sole responsibility and may exceed the amount actually withheld by HOOKIPA or its subsidiaries, if any. I further acknowledge that HOOKIPA and/or its subsidiaries (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Exchange Offer and the New Options including, but not limited to, the exchange of Eligible Options, grant, vesting of the New Options, the issuance of common stock of HOOKIPA upon exercise of the New Options or the subsequent sale of shares acquired pursuant to such issuance; and (ii) do not commit to and are under no obligation to structure the terms of the Exchange Offer or New Options to reduce or eliminate my liability for Tax-Related Items or achieve any particular tax result. Further, if I have become subject to tax in more than one jurisdiction between the date of the grant of the New Options and the date of any relevant taxable or tax withholding event, as applicable, I acknowledge that HOOKIPA and/or any of its subsidiaries may be required to withhold or account for Tax-Related Items in more than one jurisdiction. In that regard, I authorize HOOKIPA and/or any of its subsidiaries to withhold all Tax-Related Items legally payable by me pursuant to the terms of the award agreement evidencing my New Options and the HOOKIPA Pharma Inc. 2019 Stock Option and Incentive Plan (the “2019 Plan”).

12. I hereby explicitly and unambiguously consent to the collection, use, transfer or any other form of processing, in electronic or other form, of my personal data as described in the Exchange Offer by and among, as applicable, my employer, HOOKIPA and its subsidiaries for the exclusive purpose of implementing, administering and managing my participation in the Exchange Offer. I understand that HOOKIPA and my employer may hold certain personal information about me for this purpose, including, but not limited to, my name, home address and telephone number, date of birth, social insurance or other identification number, salary, nationality, job title, for the exclusive purpose of implementing, administering and managing the plans and the Exchange Offer (collectively, “Personal Data”). I understand that Personal Data will be transferred to any third party assisting in the implementation, administration and management of the applicable plan and the Exchange Offer. I understand that the recipients of the Personal Data may be located in my country or elsewhere, and that the recipient’s country may have different, or no adequate level of, data privacy laws and protections than my country. I understand that I may request a list with the names and addresses of any potential recipients of Personal Data by contacting my local human resources representative. I authorize HOOKIPA, my employer and any other recipients of Personal Data which may assist HOOKIPA or any of its subsidiaries (presently or in the future) with implementing, administering and managing the Exchange Offer and the plans to receive, possess, use, retain, transfer or process in any other way Personal Data, in electronic or other form, for the purposes of implementing, administering and managing my participation in the Exchange Offer and the applicable plan, including any requisite transfer of Personal Data as may be required to a broker or other third party with whom I may elect to deposit any shares issued upon vesting of the New Options. I understand that Personal Data will be held only as long as is necessary to implement, administer and manage my participation in the Exchange Offer and the applicable plan. I understand that I may, at any time, view Personal Data, request additional information about the storage and processing of Personal Data, require any necessary amendments to Personal Data or refuse or withdraw the consent herein, in any case without cost, by contacting in writing my local human resources representative. I understand that refusal or withdrawal of consent may affect my ability to participate in the Exchange Offer and the applicable plan. I understand that I may contact my local human resources representative for more information on the consequences of my refusal to consent or withdrawal of consent. In relation to my participation in the Exchange Offer, HOOKIPA and/or its subsidiaries will collect and process information relating to me in accordance with HOOKIPA’s policies.

I understand that none of the officers or employees of HOOKIPA and its subsidiaries, or the Board of Directors of HOOKIPA is making any recommendation as to whether I should exchange or refrain from exchanging my Eligible Options, and that I must make my own decision whether to tender my Eligible Options, taking into account my own personal circumstances and preferences.

These Terms of Election do not constitute the Exchange Offer. The full terms of the Exchange Offer are described in (1) the Offer to Exchange Eligible Options for New Options, dated August 10, 2023, filed with the U.S. Securities and Exchange Commission and separately delivered to you by email from HOOKIPA, describing the terms of the Exchange Offer (the “Offer Documents”); (2) the email from HOOKIPA on August 10, 2023 announcing the commencement of the Exchange Offer; and (3) this Election Form, including these terms of Election. In addition, your New Options will be subject to certain vesting conditions and other terms and conditions set forth in the 2019 Plan, the applicable award agreement and the other relevant agreements and governing documents.